Exhibit 10.7

Execution Version

MASTER PROJECT DEVELOPMENT AGREEMENT

between

Fulcrum BioEnergy, Inc.

and

Waste Connections, Inc.

Dated as of December 19, 2008

i

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Table of Contents

(continued)

EXHIBITS

Exhibit A – Exclusive Waste Sheds

Exhibit B – Terms of Supply Agreements

Exhibit C – Terms of WCNX Site Arrangements

A-ii

MASTER PROJECT DEVELOPMENT AGREEMENT

This Master Project Development Agreement (“Agreement”) is entered into as of December 19, 2008 (“Effective Date”), between Waste Connections, Inc., a Delaware corporation (“WCNX”), and Fulcrum BioEnergy, Inc., a Delaware corporation (“Fulcrum”). Fulcrum and WCNX are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

A. WCNX is a leading waste management company that provides collection, recycling and disposal services to residential, commercial and industrial customers in the United States.

B. Fulcrum is in the business of building, owning and operating advanced resource conversion facilities that convert municipal solid waste and other carbonaceous material collected by companies like WCNX into ethanol and other renewable transportation fuels (“Energy Products”) utilizing Fulcrum’s proprietary thermochemical conversion technologies.

C. The Parties wish to enter into this Agreement pursuant to which the Parties will cooperate in the Exclusive Waste Sheds (as defined below) to develop Projects (as defined below) and enter into long-term arrangements for WCNX’s supply of solid waste and other carbonaceous materials collected or controlled by WCNX in the Exclusive Waste Sheds to Fulcrum’s facilities.

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS AND GENERAL PROVISIONS

Section 1.1 Definitions. The initially capitalized terms used in this Agreement, including the foregoing recitals, and not otherwise defined herein, shall have the respective meanings set forth below:

“Affiliate” or “affiliate” of any specified Person means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” when used with respect to any particular Person means the power to direct, or cause the direction of, the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling”, “controlled” and “under common control” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble.

“Applicable Laws” means all applicable laws (including common law), rules, regulations, statutes, treaties, codes and ordinances (including zoning and land use regulations) of any Governmental Authority, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitration board, administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction.

“Bankruptcy Event” shall be deemed to occur, with respect to any Person, if that Person shall institute a voluntary case seeking liquidation or reorganization under Title 11, United States Code, or any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors, or any successor statute, or shall consent to the institution of an involuntary case thereunder against it; or such Person shall file a petition or consent or shall otherwise institute any similar proceeding under any other applicable federal or state law, or shall consent thereto; or such Person shall apply for, or consent or acquiesce to, the appointment of, a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other officer with similar powers for itself or any substantial part of its assets; or such Person shall make a general assignment for the benefit of its creditors; or such Person shall admit in writing its inability to pay its debts generally as they become due; or if an involuntary case shall be commenced seeking liquidation or reorganization of such Person under applicable bankruptcy laws or any similar proceedings shall be commenced against such Person under any other applicable federal or state law and (a) the petition commencing the involuntary case is not timely disputed, (b) the petition commencing the involuntary case is not dismissed within sixty (60) days of its filing, (c) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business of such Person and such appointment is not vacated within sixty (60) days or (d) an order for relief has been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other officer having similar powers, over such Person or all or a part of its property has been entered; or any other similar relief shall be granted against such Person under Title 11, United States Code, and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors, or any successor statute.

“Business Day” means any day which is neither a Saturday nor Sunday nor a legal holiday on which commercial banking institutions are authorized or required by law, regulation or executive order to be closed in New York, New York, or San Francisco, California.

“Conversion Facility” means a facility owned by Fulcrum that transforms Feedstock into Energy Products.

“Day” or “day” means a calendar day unless “Business Day” is expressly specified.

“Defaulting Party” has the meaning set forth in Section 7.1.

“Effective Date” has the meaning set forth in the preamble.

“Energy Products” has the meaning set forth in the recitals.

“Event of Default” has the meaning set forth in Section 7.1.

“Exclusive Waste Sheds” means the general geographic areas listed on Exhibit A attached hereto (as updated from time to time in accordance with this Agreement).

“Feedstock” means Processable Materials that have been sorted and sized by a Processing Facility in accordance with specifications provided in the Supply Agreements prior to use in a Conversion Facility.

“Fulcrum” has the meaning set forth in the preamble.

“Fulcrum Sites” has the meaning set forth in Section 2.2(a)(ii).

“Governmental Authority” means the federal government of the United States, and any state, county, municipal or local government or regulatory department, body, political subdivision, commission, agency, instrumentality, ministry, court, judicial or administrative body, taxing authority, or other authority thereof (including any corporation or other entity owned or controlled by any of the foregoing).

“Indemnified Parties” means with respect to WCNX or Fulcrum, as applicable, all of the current and former Affiliates of such Party, along with such Party’s and each of its Affiliate’s respective officers, directors, partners, managers, members, agents, employees, successors, and assigns.

“Losses” means all costs, liabilities, penalties, fines, forfeitures, demands, claims, causes of action, suits, and costs and expenses incidental thereto (including costs of defense, settlement, and reasonable attorney’s fees).

“Party” has the meaning set forth in the preamble.

“Person” means any natural person, corporation, cooperative, partnership, limited liability company, joint venture, joint-stock company, firm, association, trust, unincorporated organization, government or political subdivision thereof, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Processable Materials” means municipal solid waste, construction and demolition waste and other carbonaceous waste materials collected in the ordinary course of WCNX’s business.

“Processing Facility” means Fulcrum’s front-end processing facility that does final sorting, sizing and shredding of Processable Materials into Feedstock.

“Project” means collectively, a Processing Facility and a Conversion Facility located in an Exclusive Waste Shed.

“Project Company” has the meaning set forth in Section 2.4.

“Project Contracts” has the meaning set forth in Section 2.1(a).

“Supply Agreements” has the meaning set forth in Section 2.2(b).

“WCNX Party” has the meaning set forth in Section 2.4.

“WCNX Site Arrangements” has the meaning set forth in Section 2.2(a)(i).

“WCNX Sites” has the meaning set forth in Section 2.2(a)(i).

Section 1.2 Rules of Interpretation. In this Section 1.2 and this Agreement, unless otherwise provided herein or the context otherwise requires:

(a) the terms set forth in Section 1.1 shall have the meanings therein provided;

(b) any term defined in Section 1.1 by reference to another document, instrument or agreement shall continue to have the meaning ascribed thereto whether or not such other document, instrument or agreement is in effect;

(c) words in the singular include the plural and vice versa;

(d) words referring to a gender include any gender;

(e) a reference to a part, clause, section, paragraph, article, Party, annex, appendix, exhibit, schedule or other attachment is a reference to a part, clause, section, paragraph, or article of, or a Party, annex, appendix, exhibit, schedule or other attachment to, this Agreement;

(f) a reference to any statute, regulation, proclamation, ordinance or law includes all statutes, regulations, proclamations, ordinances or laws varying, consolidating or replacing the same from time to time, and a reference to a statute includes all regulations, policies, protocols, codes, proclamations and ordinances issued or otherwise applicable under that statute unless, in any such ease, otherwise expressly provided in any such statute or in this Agreement;

(g) a definition of or reference to any document, instrument or agreement includes each amendment or supplement to, or restatement, replacement, substitution, successor, modification or novation of, any such document, instrument or agreement unless otherwise specified in such definition or in the context in which such reference is used;

(h) a reference to a particular section, paragraph or other part of a particular statute shall be deemed to be a reference to any other section, paragraph or other part substituted therefor from time to time unless otherwise specified;

(i) a reference to any Person (as above defined) includes such Person’s successors and permitted assigns;

(j) words such as “hereunder,” “hereto,” “hereof” and “herein” and other words of similar import shall, unless the context requires otherwise, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof; and

(k) a reference to “include”, “includes”, “including” or other variations thereof means including without limiting the generality of any description preceding such term.

ARTICLE 2

PROJECT DEVELOPMENT

Section 2.1 Agreement to Develop Projects.

(a) General Agreement. Subject to the terms and conditions hereof, the Parties agree to cooperate in good faith using commercially reasonable efforts in connection with the development of Projects in each of the Exclusive Waste Sheds as contemplated herein over the period of time contemplated herein. As further described herein, the principal commercial arrangements between the Parties for each Project, consisting of the Supply Agreements and the WCNX Site Arrangements, if applicable, will be set forth in separate definitive Project-specific contracts (for each Project, the “Project Contracts”) to be mutually agreed by the Parties in accordance with the provisions hereof. The Parties shall establish procedures and a schedule for finalizing and executing Project Contracts.

(b) Nature of Projects. Each Project shall, at a minimum, have the following components: (i) a Processing Facility owned and operated by Fulcrum, (ii) a Supply Agreement pursuant to which WCNX shall agree to deliver to Fulcrum and Fulcrum shall agree to accept Processable Materials, and (iii) a Conversion Facility owned and operated by Fulcrum.

Section 2.2 General Project Contract Terms. The Parties shall cooperate to develop Projects, and negotiate, execute and deliver Project Contracts, on terms consistent with the following:

(a) Location of Projects. In each Exclusive Waste Shed, the Parties shall evaluate the area to determine the optimum location for the Processing Facility and the Conversion Facility based on the principles described in this Section 2.2(a). Each Project location shall be proposed by Fulcrum.

(i) WCNX Sites. The Parties acknowledge that in some of the Exclusive Waste Sheds, WCNX currently owns, leases or has other rights to use existing landfills, material recycling facilities, transfer stations or other similar real property sites (“WCNX Sites”). To the extent there is available space, the requisite consents, permits and approvals are attainable and it is otherwise reasonably practical, each new Project within each Exclusive Waste Shed is intended to be located at a WCNX Site. In such circumstances, WCNX will provide to Fulcrum the site and related real estate rights on which to develop the Project through a lease, sublease or other mutually agreed arrangements on substantially the terms described in Exhibit C (the “WCNX Site Arrangements”).

(ii) Fulcrum Sites. In circumstances where WCNX Sites within an Exclusive Waste Shed are not suitable for Projects (including for reasons of transportation cost, labor costs, lack of available space or lack of appropriate real estate rights), any Project in such an Exclusive Waste Shed will be located in the vicinity of WCNX Sites, but on real estate to be acquired or leased directly by Fulcrum (“Fulcrum Sites”) under other suitable arrangements between Fulcrum and third parties, and no WCNX Site Arrangements shall be necessary.

(b) Supply Agreements. For each Project, the Parties shall enter into an agreement for the long term supply and delivery of Processable Materials by WCNX to Fulcrum (“Supply Agreements”). The Supply Agreements shall substantially have the terms described in Exhibit B.

(c) Ownership of Projects. Subject to Section 2.4, Fulcrum shall always be the owner of the Projects.

(d) Forms of Project Contracts. The Parties acknowledge and agree that the terms of the Supply Agreements and WCNX Site Arrangements may be modified for each Project to reflect the particular agreements between the Parties related to the Project and to conform to Applicable Laws.

Section 2.3 Overall Project Development Responsibility. Fulcrum shall be responsible to site, finance, develop, permit, engineer, design, construct and operate each Project, subject to the limitations set forth herein and in the Project Contracts for each Project. Fulcrum and WCNX will jointly be responsible for the establishment of community outreach plans for each Project, which will be implemented by Fulcrum under WCNX’s reasonable direction.

Section 2.4 Project Companies; Project Contracts. The Parties acknowledge and agree that: (i) this Agreement is between Fulcrum and WCNX, (ii) to facilitate the successful financing of each Project, each Project will be owned by a special purpose project company organized and controlled by Fulcrum (a “Project Company”), (iii) the Project Contracts for each Project will be entered into by a Project Company, on the one hand, and WCNX (or WCNX’s Affiliate-designee) (the “WCNX Party”) on the other, (iv) each Party shall advise the other Party in advance as to its designated parties under the Project Contracts, and (v) the Project Contracts shall be consistent with the terms and intent of this Agreement. Once executed and delivered, the Project Contracts for each Project shall be separate and independent contracts from this Agreement and from the Project Contracts for each other Project. Neither Party shall be obligated to agree to or enter into any Project Contract, including any Project Contract that is inconsistent with this Agreement in any material respect.

Section 2.5 Financing Provisions. It is contemplated that each Project Company shall obtain non-recourse construction and/or term project financing, and each of the Project Contracts shall be collaterally assignable by the Project Company to lenders and other financing providers and shall contain customary provisions reasonably acceptable to the Parties in order to facilitate such financing. Such customary provisions include, but are not limited to the making of customary estoppel statements, the granting of certain additional lender rights relating to notice and cure periods and the acknowledgment of certain lender rights following foreclosure.

Section 2.6 Additional Exclusive Waste Sheds. If, following the Effective Date, WCNX or any of its Affiliates acquires an ownership interest in or otherwise obtains an interest in any landfill, transfer station or materials recovery facility (or any combination of the foregoing) in a geographic area (a) in which WCNX has direction and control over sufficient Processable Materials to provide Fulcrum with at least [***] tons per day (approximately [***] tons per year) (or less if agreed by Fulcrum) of Feedstock for use in Fulcrum’s Conversion

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Facilities, (b) in which WCNX has a significant or dominant share of the waste collection, recycling and disposal service market, and (c) which is not then designated as an Exclusive Waste Shed hereunder, then WCNX shall notify Fulcrum of such acquisition and the geographic area in which such acquisition is located shall, without further action by either Party, become an Exclusive Waste Shed for all purposes under this Agreement, unless Fulcrum notifies WCNX within thirty days following WCNX’s notice that it does not wish to designate such geographic area as an Exclusive Waste Shed. In addition to the foregoing, at any time and from time to time under this Agreement, WCNX may notify Fulcrum of any interest acquired by WCNX or its Affiliates in any landfill, transfer station or materials recovery facility that otherwise does not meet the requirements in clauses (a) and (b) above, and Fulcrum shall have sixty days, at its option in its discretion, to designate by written notice to WCNX the geographic area containing such landfill, transfer station or materials recovery facility as an Exclusive Waste Shed hereunder. Exhibit A shall be deemed to be automatically updated with any additional Exclusive Waste Shed that becomes subject to this Agreement after the Effective Date.

Section 2.7 Exclusivity and Termination of Exclusive Waste Sheds.

(a) Exclusivity. Except as expressly permitted by any Project Contracts, for so long as this Agreement is in effect, each Party agrees that it shall not, and it shall not permit its Affiliates to, directly or indirectly engage or participate in any transactions (including negotiation to enter into transactions) within the Exclusive Waste Sheds which are the same or substantially similar to the transactions contemplated by this Agreement with any Person who is not a Party or an Affiliate of a Party. For the avoidance of doubt, nothing in this Agreement shall prohibit WCNX or its Affiliates from transferring Feedstock to third parties for traditional recycling, composting or other similar uses, but in any event, not related to alternative or renewable energy systems.

(b) Termination of Exclusive Waste Sheds. If, prior to the execution and delivery of Project Contracts for a specific Exclusive Waste Shed:

(i) (1) Fulcrum determines in its good faith that WCNX does not have long-term certainty with respect to any of the requirements of an Exclusive Waste Shed as set forth in clauses (a) or (b) of Section 2.6 reasonably necessary to support financing of the Project in such Exclusive Waste Shed or (2) Fulcrum otherwise determines in its good faith that co-developing a Project with WCNX in such Exclusive Waste Shed in the manner contemplated herein is not reasonably feasible for other reasons, then in either case, Fulcrum may notify WCNX of its intent to terminate such Exclusive Waste Shed as an Exclusive Waste Shed hereunder and the Parties shall negotiate in good faith for a period of sixty days regarding solutions to address Fulcrum’s concerns. If the Parties do not resolve Fulcrum’s concerns to their mutual satisfaction, then at any time after the sixty day period, Fulcrum may notify WCNX of its termination of such Exclusive Waste Shed as an Exclusive Waste Shed hereunder, and as of the date of such notice, such Exclusive Waste Shed shall cease being an Exclusive Waste Shed for all purposes under this Agreement and WCNX may enter into the same or substantially similar transactions with any third party.

(ii) the Parties mutually agree in writing to terminate any Exclusive Waste Shed as and Exclusive Waste Shed hereunder, then upon such agreement, such Exclusive Waste Shed shall cease being an Exclusive Waste Shed for all purposes under this Agreement.

(iii) WCNX or its Affiliates cease to conduct business in any Exclusive Waste Shed, or in Fulcrum’s good faith judgment, the volume of waste collected or controlled by WCNX is reduced to a level incapable of supporting a Project in such Exclusive Waste Shed, then such Exclusive Waste Shed shall cease being an Exclusive Waste Shed for all purposes under this Agreement as of the date the business ceases or the date on which Fulcrum notifies WCNX of its determination hereunder, as applicable.

If any Exclusive Waste Shed is terminated under this Section 2.7(b), or under Section 2.8 below, Exhibit A shall be deemed to be automatically updated to remove such Exclusive Waste Shed as an Exclusive Waste Shed hereunder. For the avoidance of doubt, all Exclusive Waste Sheds for which Project Contracts have not been executed and delivered shall terminate upon the termination of this Agreement in accordance with Article 6.

Section 2.8 [***]

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Section 2.9 Effect of Default. If Fulcrum is in default of any of its obligations under Project Contracts (including WCNX Site Arrangements and Supply Agreements) and has failed to cure such default within the applicable cure period, WCNX shall have no obligation to negotiate any additional Project Contracts for any new Exclusive Waste Shed until such time as the applicable defaulted Project Contract has been terminated in accordance with the terms thereof or the default has been cured.

Section 2.10 Termination of Exclusive Waste Sheds after Execution and Delivery of Project Contracts. For the avoidance of doubt, the Parties acknowledge and agree that from and after execution and delivery of Project Contracts for any particular Exclusive Waste Shed, such Project Contracts shall address and shall govern the rights and obligations of the parties thereto with respect to termination of such Exclusive Waste Shed as an Exclusive Waste Shed hereunder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

(a) Standing. Such Party is a corporation duly organized, validly existing and in good standing under the laws of its State of organization and is qualified to do business in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to qualify would have a material adverse effect on its financial condition, operations, prospects or business.

(b) Authority, Etc. Such Party has all necessary power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by it of this Agreement have been duly authorized by all necessary action on its part; and this Agreement has been duly and validly executed and delivered by it and constitutes the legal, valid and binding obligation of such Party enforceable against it in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

(c) No Governmental Consents. No authorization, consent or approval of, notice to or filing with, any Governmental Authority is required for the execution, delivery and performance by such Party of this Agreement, subject to customary authorizations, consents or approvals, pursuant to permits or otherwise, applicable to the performance of this Agreement.

(d) No Breach. None of the execution and delivery of this Agreement, the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, organizational documents of such Party, or any Applicable Law or regulation, or any order, writ, injunction or decree of any court, or any agreement or instrument to which such Party is a party or by which it is bound or to which it or its property is subject, or constitute a default under any such agreement or instrument, subject in each case to customary authorizations, consents or approvals, pursuant to permits or otherwise, applicable to the performance of this Agreement.

(e) No Violation or Litigation. Such Party is not in violation of any Applicable Law which, individually or in the aggregate, would affect its performance of any obligations under this Agreement. There are no legal or arbitration proceedings or any proceeding by or before any Governmental Authority, now pending or (to the best knowledge of such Party) threatened against it which, if adversely determined, could reasonably be expected to have a material adverse effect on its financial condition, operations, prospects or business, as a whole, or its ability to perform under this Agreement.

ARTICLE 4

ADDITIONAL COVENANTS

Section 4.1 Compliance with Laws. Each Party shall, and shall cause its Affiliates to, comply with all Applicable Laws in its or their performance of activities hereunder and otherwise in connection with or relating to the Project.

Section 4.2 Expenses. Except as otherwise provided in this Agreement, all internal and external costs and expenses incurred in connection with this Agreement and the Project Contracts contemplated hereby shall be paid by the Party incurring such expenses.

Section 4.3 Confidentiality. The Parties acknowledge that this Agreement, the information provided in connection herewith and the transactions contemplated hereby are all subject to the terms and conditions of that certain Confidentiality Agreement between the Parties dated as of September 12, 2008.

ARTICLE 5

INDEMNIFICATION

Each Party shall indemnify and hold harmless the other, and all of its Indemnified Parties, from and against any and all Losses, which any or all of them may hereafter suffer, incur, be responsible for or pay as a result of bodily injuries (including death) to any Person, or damage (including loss of use) to any property, in any case to the extent arising out of breach by the first Party of this Agreement, or any negligent act or omission or willful misconduct, or any violation or alleged violation of Applicable Laws, by such first Party or its Affiliates, employees, agents or subcontractors.

ARTICLE 6

TERM AND TERMINATION

Section 6.1 Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect until the first to occur of the following:

(a) the date on which all Project Contracts for each of the Exclusive Waste Sheds listed on Exhibit A (as amended pursuant to the terms hereof) have been fully executed and delivered;

(b) the date of termination of this Agreement by either Party as a result of an Event of Default under Section 7.1;

(c) the date of a written notice from either Party in accordance with Section 6.2;

(d) the date of a written notice from one Party to the other if, after the notice and cure periods set forth therein, the other Party (or its Affiliate) is in default under any material term of a Project Contract;

(e) the date of a written notice from one Party to the other if, as of the first anniversary of the Effective Date, all of the principal Project Contracts (e.g., the Supply Agreement and the WCNX Site Arrangements, if necessary) for the first Project have not been executed by the Parties;

(f) the date that is ten years from the Effective Date; and

(g) a Bankruptcy Event occurs with respect to either Party.

Section 6.2 Termination for Lapse in Development Activities. Either Party may terminate this Agreement by written notice to the other Party, if (a) the Parties have not executed principal Project Contracts for one Project within two years following the effective date of the principal Project Contracts for the immediately preceding Project or (b) no Exclusive Waste Sheds remain on Exhibit A for which Project Contracts have not been executed, or (c) Fulcrum, through no fault of WCNX, has not completed the construction of three Projects within eight years of the Effective Date.

Section 6.3 Consequences of Termination. Subject to Article 7 in the event of a termination of this Agreement upon an Event of Default, upon any termination of this Agreement in accordance with this Article 6, all of the Parties’ rights, obligations and liabilities arising under this Agreement shall automatically terminate and cease to be effective, except as set forth in Section 10.8.

ARTICLE 7

DEFAULT AND REMEDIES

Section 7.1 Default. Each of the following events shall constitute an “Event of Default” with respect to a Party (a “Defaulting Party”):

(a) any representation or warranty made by the Defaulting Party herein shall prove to have been incorrect as of the date made in any material respect and shall continue to be material and the circumstances giving rise to such incorrect representation or warranty and the material effect thereof are unremedied for a period of thirty (30) days after the Defaulting Party receives notice thereof from the other Party, or within such longer period of time up to ninety

(90) days total as is reasonably necessary to accomplish such remedy if such remedy cannot be reasonably accomplished within such thirty (30) day period and the Defaulting Party diligently commences and continues to pursue such remedy; or

(b) the Defaulting Party shall be in default under, or shall disaffirm or repudiate in writing, any of its material obligations under this Agreement, and such default, disaffirmation or repudiation shall continue unremedied for a period of thirty (30) days after the Defaulting Party receives notice thereof from the other Party, or within such longer period of time up to ninety (90) days total as is reasonably necessary to accomplish such remedy if such remedy cannot be reasonably accomplished within such thirty (30) Day period and the Defaulting Party diligently commences and continues to pursue such remedy.

Section 7.2 Termination. Upon the occurrence and during the continuation of an Event of Default with respect to a Defaulting Party, the other Party may terminate this Agreement by notice to the Defaulting Party, any such termination to be effective upon the date of receipt of such notice.

Section 7.3 Other Remedies Generally. In addition to a termination right under Section 7.2, upon the occurrence and during the continuation of an Event of Default, the non-defaulting Party may, subject to Article 8, pursue any other recourse, right or remedy available to such Party under this Agreement or under Applicable Laws or equity, all of which shall be cumulative.

ARTICLE 8

DISPUTE RESOLUTION

Section 8.1 General. The Parties agree that any disputes arising out of or related in any way to this Agreement, including a breach of this Agreement, shall, subject to the mediation provision set forth below, be filed exclusively in the state or federal courts in Sacramento, California. By execution and delivery of this Agreement, with respect to any dispute, each of the Parties knowingly, voluntarily and irrevocably: (a) consents, for itself and in respect of its property, to the exclusive jurisdiction of these courts; (b) waives any immunity or objection, including any objection to personal jurisdiction or the laying of venue or based on the grounds of forum non conveniens, which it may have from or to the bringing of the dispute in such jurisdiction; (c) waives any personal service of any summons, complaint or other process that may be made by any other means permitted by the State of California; (d) waives any right to trial by jury; (e) agrees that any such dispute will be decided by court trial without a jury; (f) understands that it is giving up valuable legal rights under this provision, including the right to trial by jury, and that it voluntarily and knowingly waives those rights; and (g) agrees that any Party to this Agreement may file an original counterpart or a copy of this Section 8.1 with any court as written evidence of the consents, waivers and agreements of the parties set forth in this Section 8.1.

Section 8.2 Mediation. If a dispute arises out of or relates to this Agreement, the relationships that result from this Agreement, the breach of this Agreement or the validity or application of any of the provisions of this Article 8, and, if the dispute cannot be settled through negotiation, the Parties agree to submit the dispute to non-binding mediation prior to commencing litigation. The Parties will attempt in good faith to agree on a neutral mediator to resolve the dispute. The mediation will follow the procedures set forth in the American Arbitration Association Commercial Mediation Rules. If the Parties cannot agree on a mediator within 20 days after mediation has been demanded, they will submit the dispute for mediation to be administered by the American Arbitration Association under the Commercial Mediation Rules before resorting to litigation. Neither Party may commence or pursue litigation until this non-binding mediation has been conducted and concluded. The Parties agree that, upon initiating mediation, they will agree with the mediator on a time at least five days before the mediation to submit and exchange with one another detailed position papers. The position papers shall include a factual recitation of the dispute, each Party’s position on the facts and the law, the Party’s assessment of the likely outcome and its position on settlement. Each Party will bear its own expenses incurred (including attorneys’ fees) in connection with the mediation, and will equally share the mediator’s fees and expenses.

Section 8.3 Litigation. If the Parties are unable to resolve their dispute by mediation, after the unsuccessful conclusion of any such mediation, either Party may pursue the remedies available to it at law or equity; provided, that any such proceeding shall be subject to all of the terms of this Article 8, including jurisdiction, choice-of-law, venue and waiver of jury trial.

Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

Section 8.5 Statute of Limitations. The statute of limitations governing any claim between the Parties that would otherwise expire during any mediation commenced under Section 8.2 shall be tolled until the conclusion of such mediation and any litigation filed within thirty days thereof, including any appeals therefrom.

Section 8.6 Attorneys’ Fees. Should any litigation be commenced under this Agreement, the successful party in such litigation shall be entitled to recover, in addition to such other relief as the court may award, its reasonable attorneys’ fees, expert witness fees, litigation related expenses, and court or other costs incurred in such litigation or proceeding. For purposes of this clause, the term “successful party” means the net winner of the dispute, taking into account the claims pursued, the claims on which the pursuing party was successful, the amount of money sought, the amount of money awarded, and offsets or counterclaims pursued (successfully or unsuccessfully) by the other party. If a written settlement offer is rejected and the judgment or award finally obtained is equal to or more favorable to the offeror than an offer made in writing to settle, the offeror is deemed to be the successful party from the date of the offer forward.

ARTICLE 9

NOTICES

Section 9.1 Writing. Any notice, invoice, demand, offer or other instrument or communication required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall, to the extent reasonably practicable, be sent by telefax, and if not reasonably practicable to send by telefax, then by hand delivery, overnight courier, or registered mail, to the other Party at the address set forth below:

Notices to Fulcrum:

Fulcrum Sierra BioFuels, LLC

c/o Fulcrum BioEnergy, Inc.

4900 Hopyard Road, Suite 220

Pleasanton, CA 94588

Attn: Richard D. Barraza

Tel: (925) 224-8244

Fax: (925) 730-0157

E-mail: rbarraza@fulcrum-bioenergy.com

Notices to WCNX: Waste Connections, Inc. 35 Iron Point Circle, Suite 200 Folsom, CA 95630 Attn: Corporate Secretary Telephone: (916) 608-8200

Each Party shall have the right to change the place to which notice shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other Party.

Section 9.2 Timing of Receipt. Without limiting any other means by which a Party may be able to prove that a notice has been received by the other Party, a notice shall be deemed to be duly received:

(a) If delivered by hand or overnight courier, the date when received at the address of the recipient;

(b) If sent by registered mail, the date of the return receipt; or

(c) If sent by telefax, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the telefax was sent indicating that the telefax was sent in its entirety to the recipient’s telefax number.

In any case hereunder in which a Party is required or permitted to respond to a notice from the other Party within a specified period, such period shall run from the date on which the notice was deemed received as above provided, and the response shall be considered to be timely given if given as above provided by the last day of such period.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Relationship of the Parties. The Parties agree and understand that this Agreement shall not constitute or create a joint venture, partnership or legal entity of any kind or any other similar arrangement between the Parties. Each of the Parties shall act hereunder only as independent contractors to one another, on an individual and several basis, and shall not be authorized to act as agent or representative of the other Party, nor have the power or authority to bind the other Party for any purpose. No Party shall so bind the other Party, or represent to anyone that it has the authority to bind such other Party, or make any other representation about or on behalf of such other Party.

Section 10.2 Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Parties as of the Effective Date with respect to the subject matter hereof and supersedes any and all prior negotiations, agreements, understandings and representations relating thereto, except for the Confidentiality Agreement referenced in Section 4.3. This Agreement may not be amended, modified or changed except as mutually agreed in a writing executed by all Parties intended to be an amendment to this Agreement.

Section 10.3 Joint Effort. Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one of the Parties than against the other.

Section 10.4 Captions. The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained herein.

Section 10.5 Severability. The invalidity of one or more phrases, sentences, clauses, Sections or Articles contained in this Agreement shall not affect the validity of the remaining portions of this Agreement so long as the material purposes of this Agreement can be determined and effectuated.

Section 10.6 No Waiver. Any failure of either Party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the term of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such Party thereafter to enforce any and each of such provisions.

Section 10.7 Counterparts. This Agreement may be signed in any number of counterparts and each counterpart shall represent a fully executed original as if signed by all Parties.

Section 10.8 Survival. The provisions of Sections 4.2 and 4.3, and Articles 5 through 10, inclusive, shall survive the expiration or earlier termination of this Agreement.

Section 10.9 Further Assurances. Each Party agrees to execute and deliver all further instruments and documents, and take all further action not inconsistent with the provisions of this Agreement that may be reasonably necessary to complete performance of the Parties’ obligations hereunder and to effectuate the purposes and intent of this Agreement.

Section 10.10 Third Parties. Except as provided in this Agreement with respect to indemnified persons and Affiliates or as otherwise expressly provided herein, nothing in this Agreement shall be construed to create any duty to, standard of care with respect to, or any liability to any Person who is not a Party to this Agreement.

Section 10.11 Assignment. Neither Party may sell, assign or otherwise transfer, voluntarily or by operation of law, all or any part of its rights under this Agreement, except that Fulcrum may, without the prior written consent of WCNX, assign and delegate this Agreement to any lenders and other financing providers of Fulcrum or to any Affiliate. If either Party sells or otherwise transfers all or substantially all of its assets to any Person, such Party shall cause such Person to assume all of such Party’s obligations under this Agreement.

Section 10.12 Time is of the Essence. Time is of the essence of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

FULCRUM BIOENERGY, INC.		WASTE CONNECTIONS, INC.

By:	/s/ Ted M. Kniesche	By:	/s/ James M. Little
Name: Ted M. Kniesche		Name: James M. Little
Title: VP Business Development		Title: Vice President

Exhibit A

EXCLUSIVE WASTE SHEDS

Exclusive Waste Sheds

General Geographic Area	Included Municipalities
Colorado, USA [***]	[***]

[***] CO, USA [***]	[***]

Iowa, USA [***]	[***]

[***] IA, USA	[***]

[***] KS, USA	[***]

Kentucky, USA [***]	[***]

A-1

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Exclusive Waste Sheds

General Geographic Area	Included Municipalities

[***] NE, USA	[***]

[***] OR, USA	[***]

[***] SD, USA	[***]

[***] TN, USA	[***]

[***] TN, USA	[***]

2

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Exclusive Waste Sheds

General Geographic Area	Included Municipalities

Washington, USA [***]	[***]

[***] TX, USA	[***]

Oklahoma, USA [***]	[***]

[***] CA, USA	[***]

3

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Exhibit B

FORM OF SUPPLY AGREEMENT

This Exhibit B summarizes the principal terms of the Supply Agreements contemplated by Section 2.2(b) of the Agreement. Initially capitalized terms used in this Exhibit B but not defined herein have the meanings set forth in the Agreement.

1. Parties	a. WCNX Party (“Supplier”). b. Project Company (“Project Company”)

2. Certain Defined Terms

“Agreement” For each Supply Agreement, Fulcrum and WCNX will confirm with local tax and regulatory/permitting counsel to identify the optimal “name” of the Agreement and the Feedstock to be delivered (e.g., “Feedstock Supply Agreement,” “Waste Diversion Agreement”, etc.), and then modify other provisions as appropriate.

“Maximum Deliverable Quantity” means a quantity of Feedstock as specified in the Supply Agreement.

3. Supply and Acceptance Commitment

a. Generally. Subject to the terms and conditions of the Supply Agreement, during the term (i) Project Company shall schedule delivery of Feedstock with Supplier and accept delivery from Supplier (or haulers directed by Supplier) for 100% of Project Company’s requirements of Feedstock for the Conversion Facility up to the Maximum Deliverable Quantity, it being acknowledged that Project Company does not guarantee any specific level of Conversion Facility requirements, but only that Project Company shall schedule and accept delivery from Supplier (or haulers directed by Supplier) for all of Project Company’s actual requirements up to the Maximum Deliverable Quantity, and (ii) Supplier shall supply or direct the supply of Feedstock, and shall provide Project Company with first priority to all Feedstock controlled by Supplier or its Affiliates (or haulers directed by Supplier), up to the Maximum Deliverable Quantity, it being acknowledged that Supplier does not guarantee the availability of Feedstock, but only that Supplier shall provide Project Company with first priority to all such Feedstock actually available up to the Maximum Deliverable Quantity.

b. Feedstock Shortfalls. The Supply Agreement will include provisions under which (i) Project Company shall have the right to enter into short- and long-term agreements with third parties for supply of Feedstock from other third party suppliers in the event that Supplier fails for any reason to deliver requested quantities of Feedstock, (ii) Project Company shall retain all tipping and related fees charged to such third parties under such permitted agreements and (iii) with respect to any third-party supplied Feedstock, Supplier shall accept Non-processable materials and by-products for disposal in accordance with its permits and Applicable Laws at most favored customer rates.

4. Supply and Delivery Terms	The Supply Agreement will contain detailed terms and provisions with respect to scheduling, handling, delivery, acceptance and related matters involving the mechanical and day-to-day aspects of the supply and acceptance of Feedstock, including provisions to minimize delivery to the Project Company of Non-processable materials.

5. Financial and Payment Provisions

a. Tipping Fees. [***]

b. Disposal. [***]

c. Payment Procedures; Records and Audits. The Supply Agreement will have mutually agreed terms regarding the timing and procedures for invoicing and making payments. Each party thereto will maintain full and accurate records with respect to all amounts to be paid to the other party under the Supply Agreement, and each party will have the right to examine the records of the other party upon reasonable notice and during normal business hours.

d. Taxes and other Costs. Supplier will pay all taxes, costs, expenses, fees and other amounts associated with its solid waste handling, hauling, transfer, and MRF and disposal operations or relating to the delivered Feedstock, and/or associated with collection and disposal of all Non-processable materials or By-products that may be legally disposed of at any WCNX Site.

6. Term and Termination	a. Term. The Supply Agreement shall have a term of 20 years from the Conversion Facility’s commercial operation date. The Supply Agreement will contain mutually agreed provisions relating to either party’s right to

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

extend the term of the Supply Agreement.

b. Termination. The Supply Agreement shall be terminable, for among other reasons, upon the following:

(1) [***]

(2) Additional. If WCNX Site Arrangements are applicable, the termination provisions will be consistent with any termination rights in the WCNX Site Arrangements.

7. Events of Default, Indemnification and Force Majeure

a. Default. The Supply Agreement will contain customary provisions describing events of default for either party, including defaults for non-performance and bankruptcy of a party.

b. Indemnification. Subject to customary exceptions, each party will indemnify the other for any losses arising out of (a) bodily injury (including death) to any person, (b) damage (including loss of use) to any property, or (c) contamination or adverse effects on the environment or natural resources to the extent caused by a breach by the first party of the Supply Agreement or the first party’s negligent acts or omissions or willful misconduct.

c. Insurance. The Supply Agreement will contain customary insurance provisions consistent and the indemnification provisions hereof, and if applicable, with the WCNX Site Arrangements.

d. Force Majeure. The Supply Agreement will contain customary provisions regarding force majeure events and will also contain provisions describing the rights and obligations of each party in the event of a major casualty to either party’s facilities.

8. Miscellaneous	a. Assignment. Neither party will be allowed to assign or delegate its rights or obligations under the Supply Agreement without the consent of the other, except that Project Company may assign and delegate its rights or obligations to (i) any party to whom the WCNX Site Arrangements are assigned, (ii) a lender or other party providing financing to the Conversion Facility. In the event that either party sells or otherwise transfers all or substantially all of its assets (including the assets of such party relevant to this Supply Agreement) to any third party, such party will cause the third

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

party to assume all of such party’s obligations under this Supply Agreement as a condition of such sale or transfer.

b. Financing Assistance. Supplier will agree to reasonably cooperate with Project Company’s financing of the Conversion Facility. Such cooperation will include entering into an agreement with the lenders or other financing parties that contains customary and reasonable provisions, pursuant to which Supplier consents to the assignment of the Supply Agreement to the lenders or financing parties. Supplier will also agree to furnish the lenders or financing parties with such other documents as may be reasonably requested.

c. Environmental Attributes. Except as set forth in the following sentence, Project Company shall be entitled to any and all credits (including carbon and green-house gas related credits), benefits, emissions reductions, offsets, and other similar environmental attributes, however entitled, attributable to the Project, the creation or use of Feedstock or the transactions under the Supply Agreement. As between Project Company and the WCNX Party, the WCNX Party shall be entitled to any and all diversion credits arising out of the diversion of Feedstock from landfills.

d. Representations and Warranties. The Supply Agreement will include customary representations and warranties of the parties including, without limitation, representations as to due organization, authority, no conflict, permits, insurance and other relevant matters.

e. Confidentiality. Each party will agree to maintain the confidentiality of the other party’s proprietary information.

f. No Consequential Damages. Neither party will be liable to the other party for consequential, incidental, punitive, exemplary or indirect damages.

g. Governing Law. The Supply Agreement will be governed by and construed in accordance with the laws of the State of California.

h. Additional. The Supply Agreement shall contain such other additional provisions as the parties mutually agree.

Exhibit C

TERMS OF WCNX SITE ARRANGEMENTS

This Exhibit C summarizes the principal terms of the WCNX Site Arrangements contemplated by Section 2.2(a) of the Agreement. As noted in Section 2.2(a)(i) of the Agreement, these WCNX Site Arrangements only apply where the Conversion Facility will be located on a WCNX Site. Typically, these arrangements will be in the form of a lease (the “Lease”), but if a lease is not appropriate, the Parties will incorporate and conform the following terms, as applicable, into the appropriate site arrangements. Initially capitalized terms used in this Exhibit C but not defined herein have the meanings set forth in the Agreement.

1. Parties

a. WCNX Party, as the owner of the Premises (“Landlord”).

b. Project Company (“Tenant”) organized for the purpose of owning and operating the Conversion Facility, and if applicable, the Processing Facility. The facilities subject to the Lease are referred to in this Exhibit C individually, and collectively, as the “Facility”.

2. Lease of Premises and Grant of Easements	a. Generally. In consideration of the rents and covenants set forth in the Lease and subject to the terms and condition of the Lease, Landlord shall (i) lease to Tenant all of the parcel(s) of land to be described in an exhibit to the Lease, and (ii) grant to Tenant each of the easements for utilities, drainage, ingress, egress, and other purposes, either on an exclusive or non-exclusive basis, all as more fully described in an exhibit to the Lease (such parcel(s), together with the benefit of such easements, the “Premises”). The Premises shall include all real property necessary for Tenant to construct the Facility.

3. Term and Termination

a. Initial Term. The initial term of the Lease shall commence on delivery of possession of the Premises from Landlord to Tenant under Section 3(c) below (the “Term Commencement Date”), and shall expire twenty years following the commercial operation date of the Facility.

b. Options to Extend Term. For each WCNX Site Arrangement, Fulcrum and WCNX shall negotiate provisions relating to Tenant’s right to extend the term.

c. Delivery of Possession and Commencement of Term. Landlord will deliver possession of the Premises to Tenant within 10 days after Tenant delivers notice of its intent to commence construction activities on the Facility. Landlord will permit Tenant access to the Premises prior to the date Landlord delivers possession of the Premises for purposes of conducting site assessments and pre-construction activities, subject to the terms and conditions of the Lease, except payment of rent.

d. Early Termination. The Lease shall contain terms relating to each party’s right to terminate the Lease prior to the expiration of the term on the terms and conditions specified therein.

4. Rent

a. Base Rent. $[***] per year, payable annually. All Base Rent may be prepaid at any time by Tenant.

b. Net Lease. The Lease will be a net lease and, as such, Tenant will be responsible for all costs and expenses incurred in the operation of the Facility, including all utility and operating costs, and all business and personal property taxes related to the Facility.

c. Taxes. If the Premises are taxed as a separate legal parcel, Tenant will pay all real property taxes associated therewith. If the Premises are not taxed as a separate legal parcel, the real property taxes assessed shall be apportioned based upon the number of acres included in the Premises in proportion to the total acres included in the WCNX Site, excluding the value of any improvements located on the Premises or the WCNX Site which may have been included in the assessment. In such case, Landlord will pay all real property taxes, and Tenant will reimburse Landlord for Tenant’s portion of such taxes within 30 days after receipt from Landlord of a tax bill and proof of payment by Landlord. The parties shall cooperate in order to obtain any available tax holidays and/or other tax abatements or related tax benefits attributable to the “green” nature of the Facility, and such benefits shall be for the account of Tenant.

5. Construction of Facility and Use of Premises

a. Generally. The Lease shall contain detailed provisions setting forth the terms and conditions under which:

(1) Tenant shall have the right and obligation to use the Premises for the construction, operation, maintenance, repair and replacement of the Facility owned by Tenant using Tenant’s proprietary thermochemical conversion technologies;

(2) Tenant will have the right to make all necessary improvements on the Premises and may demolish, remove, replace, alter, relocate, reconstruct or add to any of its improvements (including the Facility) on the Premises and modify or change the contour and/or grade of the Premises.

(3) Tenant’s operations shall not interfere with the

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

operation of Landlord’s ordinary course business at the site or otherwise interfere with Landlord’s ability to comply with Landlord’s permits or Applicable Laws related to the site or either party’s operations thereon.

b. Ownership of the Facility and other Leasehold Improvements. The Facility and all other improvements to the Premises (including any equipment owned by Tenant and located on the Premises) will be considered personal property of Tenant and, even though attached to or affixed to or installed upon the Premises, shall not be considered to be fixtures or part of the WCNX Site. Landlord will agree to subordinate any lien upon or any other interest in its site to the lien of any lender or financing party as described in greater detail below.

c. Hazardous Materials. Tenant will be entitled to bring, keep, sell or use on or about the Premises such materials, supplies, equipment and machinery as are appropriate and customary in carrying on the permitted uses under the Lease. Except in compliance with Applicable Law, Tenant will not be permitted to use or store at the Premises any hazardous materials. Tenant will indemnify, defend and hold Landlord harmless for losses to Landlord arising out of Tenant’s use, discharge or other release of hazardous materials at or from the Premises. Landlord will indemnify, defend and hold Tenant harmless for losses to Tenant arising out of the presence of hazardous materials at the Landfill to the extent not caused by Tenant’s use, discharge or other release of hazardous materials at the Premises. The Lease shall also include provisions relating to Landlord’s obligation to deal with hazardous materials contained in the Feedstock delivered by Landlord under the applicable Supply Agreement.

d. Notices. Tenant will provide Landlord with copies of all notices relating to Tenant’s occupancy of the WCNX Site that it receives from (i) governmental agencies, (ii) lenders and debt holders of the Tenant, and (iii) insurance carriers. Tenant shall provide Landlord with copies of all responses to such notices.

e. Utilities. Tenant will have the obligation to provide and pay for utilities at the Facility; provided, that Landlord will cooperate with Tenant’s request for assistance in obtaining utility service for the Facility.

e. Maintenance. Tenant, at its sole expense, will maintain and repair the Facility and will keep the Facility in safe order and condition.

f. Permits and Compliance with Laws. Tenant will comply with all Applicable Laws relating to the use of the Premises.

g. Tenant’s Right to Quiet Enjoyment. Subject to Tenant’s compliance with the terms of the Lease, Landlord will covenant that Tenant shall have quiet enjoyment of the Premises.

h. Surrender of Premises at End of Term. The Lease shall contain customary provisions relating to Tenant’s obligation to remove the Facility (i.e., Landlord shall have the option of requiring Tenant, at Tenant’s sole cost and expense, to remove the Facility), as well as mutually agreed alternatives to such removal, including abandonment rights and purchase options.

6. Indemnification, Insurance and Defaults

a. General Indemnification. Subject to customary exceptions, each Party will indemnify the other for any losses arising out of (a) bodily injury (including death) to any person, (b) damage (including loss of use) to any property to the extent caused by the first Party’s negligent acts or omissions or willful misconduct, and (c) consistent with the indemnity obligations under Section 5(c) of this Exhibit C, damage to the environment arising out of or in any way related to Tenant’s operations on the Premises.

b. Insurance. The Lease shall contain normal and customary provisions regarding each Party’s obligation to carry insurance, name persons or parties as additional insureds, provide proof of insurance, and waive subrogation rights. The insurance provisions will be consistent with insurance provisions in the Supply Agreement for the Project and include an obligation by Tenant to use commercially reasonable efforts to obtain Pollution Liability Insurance on commercially reasonable terms.

c. Default. The Lease shall contain customary provisions describing events of default for either Party, including defaults for non-performance and bankruptcy of a Party.

7. Casualty and Condemnation

a. Casualty. The Lease shall contain detailed provisions under which Tenant shall have the option to terminate the Lease in certain circumstances if the Facility suffers a major casualty event or similar occurrence.

b. Condemnation. If at any time the Premises or any portion thereof is condemned or transferred in lieu of condemnation, the net proceeds of such condemnation or transfer shall be divided between Landlord and Tenant in proportion to the fair value of Landlord’s and Tenant’s respective interests. Any determination of Tenant’s interest in the Premises or the Facility will not be limited to the rent paid or received hereunder, but will include the value of lost sales of Energy Products from the Facility.

8. Assignment, Subletting, Mortgages

a. Tenant’s Right to Assign or Sublet. Tenant shall not be permitted to assign or sublet the Premises without the consent of Landlord, except that the Lease shall set forth more detailed terms and conditions under which Tenant may (i) collaterally assign and transfer the Lease to financing parties as described in Section 8(b) below, (b) Tenant may assign the Lease to specified Affiliates which also receive an assignment of the Supply Agreement and (c) Tenant may transfer the Lease to third parties meeting specified requirements (including being adequately capitalized) and that succeed to all or substantially all of the business and assets of Tenant, including an assignment of the Supply Agreement. Landlord may require the conditional guarantee of Tenant as a condition of consenting to any assignment.

b. Tenant’s Right to Grant WCNX Site Leasehold Mortgages. Tenant will have the right to assign its interest in the Premises, and to grant a first priority real property lien on, the Premises to any lender or financing party to Tenant or the Facility. Landlord will agree to cooperate with any such financing, and such cooperation will include entering into an agreement with the lenders or other financing parties that contains customary and reasonable provisions, pursuant to which Landlord consents to the assignment of the Lease to the lenders or financing parties and the placing of a lien on Tenant’s interest in the Premises. Supplier will also agree to furnish the lenders or financing parties with such other documents as may be reasonably requested, including without limitation, estoppel certificates, subordination and non-attornment agreements. Landlord acknowledges that in connection with such financing, Tenant may be required to deliver surveys and title insurance polices with respect to the Premises, and Landlord agrees to cooperate with Tenant’s reasonable requests in connection therewith. Landlord will cooperate with Tenant and its lenders and financing sources to obtain subordination and non-disturbance agreements as appropriate from any of Landlord’s lenders having security interest in the Premises.

9. Representations and Warranties	The Lease will contain normal and customary representations and warranties of each of the parties, some limited to the knowledge of the parties as appropriate, including both general corporate and enforceability type representations and certain representations specific to the Premises or the Facility.

10. Additional	The Lease will contain such other additional provisions as the parties mutually agree, including but not limited to provisions for surrender of the Premises, holding-over, broker’s commissions, time is of the essence, recordation of a memorandum of lease, limitations on consequential damages, etc.

February 23, 2010

Waste Connections, Inc.

25 Iron Point Circle. Suite 200

Folsom, CA 95630

Attention: James M. Little

RE:	Amendment to Master Project Development Agreement

Dear James:

This letter confirms our agreement to amend Section 6.1(e) of the Master Project Development Agreement (the “Agreement”), dated as of December 19, 2008, by and between Fulcrum BioEnergy, Inc. and Waste Connections, Inc. Upon execution of this letter agreement by both parties. Section 6.1(e) of the Agreement is hereby amended by replacing the phrase “as of the first anniversary of the Effective Date” with “as of the second anniversary of the Effective Date”.

Please acknowledge your agreement to the foregoing by signing this letter in the space provided below and returning a copy to me.

Regards,

Fulcrum BioEnergy, Inc.

By:	/s/ Ted M. Kniesche
Name: Ted M. Kniesche
Title: VP Business Development

As acknowledged and agreed on February , 2010

Waste Connections, Inc.

By:	/s/ James M. Little
Name: James M. Little
Title: Vice President

May 24, 2011

Waste Connections, Inc.

25 Iron Point Circle, Suite 200

Folsom, CA 95630

Attention: James M. Little

RE:	Master Project Development Agreement

Dear Jim:

Reference is hereby made to (i) that certain Master Project Development Agreement dated as of December 19, 2008 by and between Fulcrum BioEnergy, Inc. and Waste Connections, Inc. (the “Master Agreement”) and (ii) that certain Resource Recovery Supply Agreement dated as of May 24, 2011 by and between Fulcrum [***] BioFuels, LLC and Waste Connections of [***], Inc. (the “[***] Feedstock Supply Agreement”). This letter agreement is being executed concurrently with the [***] Feedstock Supply Agreement.

By execution of this letter agreement, each of Fulcrum BioEnergy, Inc. and Waste Connections, Inc. hereby agrees to waive their respective right to terminate the Master Agreement pursuant to Section 6.2(a) of the Master Agreement, effective as of the full execution and delivery of the [***] Feedstock Supply Agreement.

Please acknowledge your agreement to the foregoing by signing this letter in the space provided below and returning a copy to me.

Regards,

Fulcrum Bionergy, Inc.

By:	/s/ Richard D. Barraza
	Name:	Richard D. Barraza
	Title:	Vice President

As acknowledged and agreed on May , 2011

Waste Connections, Inc.

By:	/s/ James M. Little
	Name:	James M. Little
	Title:	Senior Vice President

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.